Exhibit 99.1

News Release
Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005 Financial Media: Dave Gutierrez, Dresner Corporate Services at (312) 780-7204
CCA Announces
Third Quarter 2010 Financial Results
Diluted EPS of $0.38
Operating Income Increased 10.7%
NASHVILLE, Tenn. — November 3, 2010 — CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s leader in partnership corrections and the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the third quarter and nine months ended September 30, 2010.
Financial Review — Third Quarter 2010 Compared with Third Quarter 2009
•	Total revenues up 2.8% to $427.2 million from $415.4 million

•	Operating income up 10.7% to $85.2 million from $76.9 million

•	Adjusted Diluted EPS up 15.2% to $0.38 from $0.33

•	Adjusted Funds From Operations Per Diluted Share up 6.8% to $0.63 from $0.59

•	EBITDA increased 9.1% to $111.5 million from $102.2 million
For the third quarter of 2010, CCA generated net income of $42.0 million, or $0.38 per diluted share, compared with net income of $45.3 million, or $0.39 per diluted share, for the third quarter of 2009. Net income in the prior year quarter included unusual income tax benefits of $7.0 million primarily for the reversal of reserves for uncertain tax positions. Excluding these tax benefits, net income per diluted share (“Adjusted Diluted EPS”) increased $0.05 from $0.33 in the prior year quarter, an increase of 15.2%.
Total management revenue for the third quarter of 2010 increased 2.7% to $425.3 million from $414.2 million during the prior year period, primarily driven by a 2.9% increase in average daily inmate populations. Management revenue from our federal partners increased 12.6% to $186.3 million generated during the third quarter of 2010, compared with $165.5 million generated during the third quarter of 2009. The increase in federal revenue was primarily driven by an increase in populations from the Federal Bureau of Prisons (BOP) at our Adams County Correctional Center which commenced operations during the third quarter of 2009 and from the U.S. Marshals Service (USMS) at facilities located primarily in the southwestern region of the country. Management revenue from our state partners decreased to $210.7 million during the third quarter of 2010 compared with $218.3 million during the same period in 2009. State revenues were impacted by declines in inmate populations from the states of Arizona, Alaska, Washington and Minnesota, partially offset by an increase in inmate populations from the states of California and Georgia.
10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

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CCA Third Quarter 2010 Financial Results

EBITDA for the third quarter of 2010 increased 9.1% to $111.5 million from $102.2 million during the third quarter of 2009. The increase in EBITDA is primarily due to the increase in total revenue. Funds From Operations decreased to $79.8 million during the third quarter of 2010 from $80.8 million in the prior year quarter, primarily due to an increase in income taxes paid over the prior year period. Adjusted Funds From Operations, which includes maintenance and technology capital expenditures, for the third quarter of 2010 increased to $70.0 million compared with $68.1 million during the prior year period. Adjusted Funds From Operations per diluted share increased to $0.63 during the third quarter of 2010 from $0.59 per diluted share in the prior year quarter. The increase in Adjusted Funds From Operations was primarily attributable to a $2.8 million reduction in maintenance capital expenditures during the third quarter of 2010 compared with the third quarter of 2009.
Income taxes paid in the third quarter of 2009 reflected the favorable tax depreciation provisions on qualified assets under the American Recovery and Reinvestment Act of 2009 combined with the implementation of several tax planning strategies during the prior year quarter. We currently expect our full year 2010 income taxes paid to be comparable to the full year 2009 despite higher taxable income in 2010, as we implemented additional tax planning strategies in 2010 and expect to benefit from similar favorable depreciation provisions under the Small Business Jobs and Credit Act of 2010.
Our per share results were also favorably impacted by the purchase of 6.4 million shares of our outstanding stock during the first nine months of 2010, at an aggregate cost of $128.4 million, pursuant to a share repurchase program approved by our Board of Directors in February 2010. These shares were repurchased with cash on hand, cash provided by operations and borrowings from our revolving credit facility.
Our total average daily compensated population increased 2.9% to 79,053 in the third quarter of 2010 from 76,835 in the third quarter of 2009. Our total portfolio occupancy decreased to 90.7% during the third quarter of 2010 from 91.2% during the third quarter of 2009. The decline in occupancy is due to the aforementioned change in inmate populations combined with a 3.5% increase in our average number of available beds to 87,201 during the third quarter of 2010 from 84,236 during the prior year quarter, as we completed construction of our Nevada Southern Detention Center in September 2010, which began receiving detainees in October 2010, and completed expansions of our Coffee and Wheeler facilities in May 2010.
Net income adjusted for special items, Adjusted Diluted EPS, EBITDA, Funds From Operations, Adjusted Funds From Operations, and their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (“GAAP”). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.
Commenting on the third quarter financial results, Chief Executive Officer Damon Hininger stated, “We are pleased with our third quarter financial results, as we improved operating margins in both segments of the business and generated year-over-year adjusted earnings per share growth in a challenging business environment. All of our state partners have finalized their budgets and none have appropriated new funding for prison construction under their fiscal year 2011 budget. We believe this will result in absorption of a substantial portion of our available beds, fueling our long-term growth opportunities.”
Hininger continued, “Additionally, we are pleased with the three recent contract awards — the first for up to 1,200 detainees from the USMS at our California City facility, absorbing some of our available bed

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CCA Third Quarter 2010 Financial Results

inventory, the second is our new contract from the state of Georgia to design, build and manage our Jenkins facility and finally, the award from the Texas Department of Criminal Justice (TDCJ) for the continued management of five Texas jail facilities. We believe these new contracts exemplify the value we bring to our government partners, continuing the favorable trend of utilizing the partnership prison industry to alleviate costs, including the avoidance of future pension obligations and saving taxpayer dollars. We are proud to have recently attained a milestone of managing over 80,000 inmates, and believe these trends bode well for CCA over the long-term.”
First Nine Months of 2010 Compared with First Nine Months of 2009
•	Total revenues increased 2.6% to $1,242.8 million from $1,211.4 million

•	Earnings Per Diluted Share up 4.2% to $1.00 from $0.96

•	Adjusted Diluted EPS increased 9.8% to $1.01 from $0.92

•	Adjusted Funds From Operations Per Diluted Share up 20.0% to $1.80 from $1.50

•	Adjusted EBITDA up 4.9% to $312.8 million from $298.2 million
For the nine months ended September 30, 2010, CCA generated net income of $113.5 million, or $1.00 per diluted share, compared with net income of $112.5 million, or $0.96 per diluted share, for the nine months ended September 30, 2009. Excluding a non-cash charge of $1.7 million for the write-off of goodwill associated with the termination of the management contracts for the Gadsden and Hernando facilities incurred during the second quarter of 2010, we generated net income of $115.2 million, or $1.01 per diluted share, compared to $107.9 million, or $0.92 per diluted share, in the first nine months of 2009 excluding the reversal of reserves for uncertain tax positions and other income tax credits as well as expenses associated with debt refinancing transactions incurred during the first nine months of 2009.
Operating income increased to $236.0 million during the first nine months of 2010 from $223.5 million during the same period in the prior year. The improvement in our financial results for the nine months ended September 30, 2010 resulted from a 2.8% increase in our average daily inmate populations, to 77,491 for the nine months ended September 30, 2010 from 75,400 during the nine months ended September 30, 2009. Operating expenses for the first nine months of 2010 included $4.1 million of bonuses paid to non-management level staff in-lieu of wage increases. General and administrative expenses for the nine months ended September 30, 2009 included $4.6 million of consulting fees associated with a company-wide initiative to improve operating efficiencies.
In addition to our operational improvements earnings per share for the first nine months of 2010 was favorably impacted by the aforementioned share repurchase program.

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CCA Third Quarter 2010 Financial Results

Operations Highlights
For the quarters ended September 30, 2010 and 2009, key operating statistics for the continuing operations of CCA were as follows:

	Quarter Ended	September 30,
Metric	2010	2009	% Change
Average Available Beds	87,201	84,236	3.5%
Average Compensated Occupancy	90.7%	91.2%	-0.5%
Total Compensated Man-Days	7,272,886	7,068,839	2.9%
Average Daily Compensated Population	79,053	76,835	2.9%

Revenue per Compensated Man-Day	$58.48	$58.60	-0.2%
Operating Expense per Compensated Man-Day:
Fixed	30.14	30.80	-2.1%
Variable	9.53	9.96	-4.3%

Total	39.67	40.76	-2.7%

Operating Margin per Compensated Man-Day	$18.81	$17.84	5.4%

Operating Margin	32.2%	30.4%	5.9%
Revenue per compensated man-day in the third quarter of 2010 decreased 0.2% to $58.48 from $58.60 in the third quarter of 2009. However, operating expenses per compensated man-day decreased 2.7% to $39.67 from $40.76. A change in mission at our T. Don Hutto facility from housing families to female detainees at the end of 2009 contributed to reductions in both revenue and expenses per compensated man-day, as the per diem and operating requirements are both lower under the revised management contract. Also contributing to the reduction in operating expenses per compensated man-day was the favorable impact of continuing to generate compensated man-days guaranteed at our California City facility during the ramp-down phase of a contract with the BOP which terminated September 30, 2010, as well as our ongoing company-wide initiative to reduce operating expenses. These favorable impacts were partially offset by $2.6 million of start-up expenses we incurred at our Nevada Southern Detention Center.
Partnership Development Update
On October 15, 2010, the TDCJ announced its intent to award a new contract for the continued management of all five of the state jails we manage for it totaling 7,345 beds. The facilities include the Bartlett State Jail, Bradshaw State Jail, Dawson State Jail, Lindsey State Jail and Willacy State Jail. Our new contract with the TDCJ was awarded as part of a competitive procurement process, based on the upcoming expiration of our existing contract. The terms of the agreement provide that CCA will continue to manage the five jails under a base term effective through August 31, 2013 with two two-year renewal options.
On October 1, 2010 our new Nevada Southern Detention Center in Pahrump, Nevada, commenced operations by receiving our first federal prisoners at the facility. This new facility is expected to house approximately 1,000 federal prisoners under a contract with the Office of Federal Detention Trustee, which provides for a guarantee of up to 750 detainees and includes an initial term of five years with three five-year renewal options.

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CCA Third Quarter 2010 Financial Results

On September 27, 2010, we announced a new agreement with California City, California to manage USMS detainees at our 2,304-bed California City Correctional Center under an Intergovernmental Service Agreement (IGA). The management contract allows the housing of inmates and detainees from multiple federal agencies. Under the new 15-year agreement, CCA began ramping populations at the facility on October 1, 2010 and expects that the USMS will utilize approximately 1,200 beds by the end of the third quarter of 2011. CCA had planned to close the facility effective October 1, 2010 at the conclusion of a previous contract with the BOP but this new agreement will allow a portion of the California City facility to remain operational.
On September 24, 2010, we assumed management of the 1,884-bed Graceville Correctional Facility in Graceville, Florida pursuant to a new management contract we announced in April 2010. The transition of the management of the facility, which is owned by the state of Florida, resulted from a re-bid of management contracts at four Florida facilities. Pursuant to this re-bid, we also retained the management contract at the 985-bed Bay Correctional Facility in Panama City, Florida and assumed management of the 985-bed Moore Haven Correctional Facility in Moore Haven, Florida on August 1, 2010.
On September 17, 2010, we announced we were awarded a contract by the Georgia Department of Corrections to manage up to 1,150 male inmates in the Jenkins Correctional Center, which will be constructed, owned and operated by CCA in Millen, Georgia. CCA commenced development of the new Jenkins Correctional Center during the third quarter of 2010, with an estimated total construction cost of approximately $57.0 million. Construction is expected to be completed during the first quarter of 2012 and CCA expects that the ramp-up from Georgia will begin shortly thereafter. The contract has an initial one-year base term with 24 one-year renewal options. Additionally the contract provides for a population guarantee of 90% following a 120-day ramp-up period.
As of October 31, 2010, we had approximately 11,000 unoccupied beds at facilities that had availability of 100 or more beds, and an additional 1,124 beds under development. This inventory of beds available is reduced to approximately 10,000 beds after taking into consideration the beds committed pursuant to management contracts.
Liquidity Update
In February 2010, we announced a stock repurchase program to repurchase up to $250.0 million of our common stock through June 30, 2011. Through October 31, 2010, we have purchased 6.4 million shares at a total cost of $128.4 million. As of October 31, 2010, we had 110.2 million shares outstanding.
At September 30, 2010, our liquidity was provided by cash on hand of $34.4 million and $149.5 million available under our revolving credit facility. We believe we have the ability to fund our capital expenditure requirements, stock repurchase program, working capital and debt service requirements with cash on hand, net cash provided by operations, and borrowings available under our revolving credit facility. None of our outstanding debt requires scheduled principal repayments, and we have no debt maturities until December 2012.
At September 30, 2010, we had accounts receivable outstanding from the state of California totaling $95.9 million, including past due amounts caused by delays in the passage of the state budget. Now that the budget has passed we expect the state of California to resume payments during the fourth quarter.

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CCA Third Quarter 2010 Financial Results

Guidance
We expect EPS for the fourth quarter of 2010 to be in the range of $0.33 to $0.35, resulting in full year 2010 Adjusted Diluted EPS to be in the range of $1.35 to $1.37, with full year Adjusted Funds From Operations Per Diluted Share to be in the range of $2.26 to $2.32. Full year per share amounts exclude the aforementioned charges associated with the termination of our management contracts at the Gadsden Correctional Institution and the Hernando County Jail.
Our earnings guidance incorporates our best estimate of the range of potential outcomes related to budget uncertainties and other variables, including the risk of population declines from our partners and the potential for additional pricing pressure. We believe the long-term growth opportunities of our business remain very attractive as insufficient bed development by our partners should result in a return to the supply and demand imbalance that has benefited the partnership corrections industry.
During 2010, we expect to invest approximately $142.1 million to $157.1 million in capital expenditures, consisting of approximately $99.7 million to $109.7 million in on-going prison construction and expenditures related to potential land acquisitions and $42.4 million to $47.4 million in maintenance and information technology. We also expect an effective income tax rate of approximately 38.0%, with payments for income taxes expected to approximate $61.2 million to $61.9 million for the full year.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the third quarter of 2010. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.cca.com under “Financial Information” of the Investors section.
Management may meet with investors from time to time during the fourth quarter of 2010. Written materials used in the investor presentations will also be available on our website beginning on or about November 11, 2010. Interested parties may access this information through our website at www.cca.com under “Webcasts” of the Investors section.
Webcast and Replay Information
We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) tomorrow, November 4, 2010, to discuss our third quarter 2010 financial results. To listen to this discussion, please access “Webcasts” on the Investors page at www.cca.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 6:00 p.m. eastern time on November 4, 2010 through 11:59 p.m. eastern time on November 11, 2010, by dialing (888) 203-1112 or (719) 457-0820, pass code 2326451.
About CCA
CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 66 facilities, including 45 company-owned facilities, with a total design capacity of approximately 90,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse

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CCA Third Quarter 2010 Financial Results

treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) judicial challenges regarding the transfer of California inmates to out of state private correctional facilities; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

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CCA Third Quarter 2010 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	September 30,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$34,435	$45,815
Accounts receivable, net of allowance of $1,907 and $1,500, respectively	346,189	235,139
Deferred tax assets	11,275	11,842
Prepaid expenses and other current assets	28,152	26,056
Current assets of discontinued operations	2,006	6,403

Total current assets	422,057	325,255

Property and equipment, net	2,539,880	2,517,948

Restricted cash	6,754	6,747
Investment in direct financing lease	11,161	12,185
Goodwill	11,988	11,988
Other assets	26,368	27,324
Non-current assets of discontinued operations	56	4,296

Total assets	$3,018,264	$2,905,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$199,580	$190,777
Income taxes payable	473	481
Current liabilities of discontinued operations	2,357	3,325

Total current liabilities	202,410	194,583

Long-term debt	1,236,234	1,149,099
Deferred tax liabilities	108,497	88,260
Other liabilities	31,957	31,255

Total liabilities	1,579,098	1,463,197

Commitments and contingencies
Common stock - $0.01 par value; 300,000 shares authorized; 110,121 and 115,962 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	1,101	1,160
Additional paid-in capital	1,366,688	1,483,497
Retained earnings (deficit)	71,377	(42,111)

Total stockholders’ equity	1,439,166	1,442,546

Total liabilities and stockholders’ equity	$3,018,264	$2,905,743

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CCA Third Quarter 2010 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
REVENUE:
Management and other	$426,628	$414,984	$1,240,824	$1,209,923
Rental	522	455	2,007	1,484

	427,150	415,439	1,242,831	1,211,407

EXPENSES:
Operating	292,160	291,475	868,060	848,401
General and administrative	23,606	21,704	62,087	65,015
Depreciation and amortization	26,195	25,313	76,715	74,497

	341,961	338,492	1,006,862	987,913

OPERATING INCOME	85,189	76,947	235,969	223,494

OTHER EXPENSES (INCOME):
Interest expense, net	17,925	18,339	52,499	54,935
Expenses associated with debt refinancing transactions	—	—	—	3,838
Other (income) expenses	(131)	49	(75)	(230)

	17,794	18,388	52,424	58,543

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	67,395	58,559	183,545	164,951

Income tax expense	(25,284)	(15,084)	(69,653)	(55,539)

INCOME FROM CONTINUING OPERATIONS	42,111	43,475	113,892	109,412

Income (loss) from discontinued operations, net of taxes	(147)	1,777	(404)	3,051

NET INCOME	$41,964	$45,252	$113,488	$112,463

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.38	$0.38	$1.01	$0.94
Income (loss) from discontinued operations, net of taxes	—	0.01	—	0.03

Net income	$0.38	$0.39	$1.01	$0.97

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.38	$0.38	$1.00	$0.93
Income (loss) from discontinued operations, net of taxes	—	0.01	—	0.03

Net income	$0.38	$0.39	$1.00	$0.96

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CCA Third Quarter 2010 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Net income	$41,964	$45,252	$113,488	$112,463
Special Items:
Reversal of reserve for uncertain tax positions and other additional income tax credits	—	(6,974)	—	(6,974)
Goodwill impairment for discontinued operations	—	—	1,684	—
Expenses associated with debt refinancing transactions	—	—	—	3,838
Income tax benefit for special items	—	—	—	(1,465)

Diluted adjusted net income	$41,964	$38,278	$115,172	$107,862

Weighted average common shares outstanding — basic	110,160	114,771	112,814	116,391
Effect of dilutive securities:
Stock options	711	1,154	773	870
Restricted stock—based compensation	192	244	157	191

Weighted average shares and assumed conversions — diluted	111,063	116,169	113,744	117,452

Adjusted Diluted Earnings Per Share	$0.38	$0.33	$1.01	$0.92

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Net income	$41,964	$45,252	$113,488	$112,463
Interest expense, net	17,925	18,339	52,499	54,935
Depreciation and amortization	26,195	25,313	76,715	74,497
Income tax expense	25,284	15,084	69,653	55,539
(Income) loss from discontinued operations, net of taxes	147	(1,777)	404	(3,051)

EBITDA	111,515	102,211	312,759	294,383

Expenses associated with debt refinancing transactions	—	—	—	3,838

ADJUSTED EBITDA	$111,515	$102,211	$312,759	$298,221

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CCA Third Quarter 2010 Financial Results

CALCULATION OF FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Net income	$41,964	$45,252	$113,488	$112,463
Income tax expense	25,284	15,084	69,653	55,539
Expenses associated with debt refinancing transactions	—	—	—	3,838
Income tax benefit for debt refinancing transactions	—	—	—	(1,465)
Income taxes paid	(17,226)	(8,852)	(44,213)	(49,691)
Depreciation and amortization	26,195	25,313	76,715	74,497
Depreciation and amortization for discontinued operations	379	219	2,222	631
Goodwill impairment for discontinued operations	—	—	1,684	—
Income tax expense (benefit) for discontinued operations	(89)	617	(253)	1,402
Stock-based compensation reflected in G&A expense	2,224	2,063	6,503	6,422
Amortization of debt costs and other non-cash interest	1,061	1,088	3,197	2,935

Funds From Operations	$79,792	$80,784	$228,996	$206,571

Maintenance and technology capital expenditures	(9,835)	(12,667)	(24,413)	(30,856)

Adjusted Funds From Operations	$69,957	$68,117	$204,583	$175,715

Funds From Operations Per Diluted Share	$0.72	$0.70	$2.01	$1.76

Adjusted Funds From Operations Per Diluted Share	$0.63	$0.59	$1.80	$1.50

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS PER SHARE GUIDANCE

	For the Year Ending
	December 31, 2010
	Low End of	High End of
	Guidance	Guidance
Net income	$152,599	$154,298
Income tax expense	92,343	93,371
Income taxes paid	(61,235)	(61,917)
Depreciation and amortization	106,303	106,303
Other non-cash items	12,500	13,000

Funds From Operations	$302,510	$305,055
Maintenance and technology capital expenditures	(47,400)	(42,400)

Adjusted Funds From Operations	$255,110	$262,655

Funds From Operations Per Diluted Share	$2.68	$2.70

Adjusted Funds From Operations Per Diluted Share	$2.26	$2.32

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CCA Third Quarter 2010 Financial Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
Adjusted net income, adjusted diluted earnings per share, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance using GAAP and non-GAAP measures including EPS, adjusted diluted EPS, net income, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics, as well as EBITDA and Adjusted EBITDA to assess the operating performance of the Company’s correctional facilities. EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, or with respect to EBITDA and Adjusted EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Funds From Operations substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, maintenance capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. The calculation of Funds From Operations and Adjusted Funds From Operations also reflect the amount of income taxes paid. We continuously evaluate tax planning strategies to reduce the effective tax rate for financial reporting purposes as well as strategies to reduce the amount of taxes we pay. As a result, the amount of taxes we pay may fluctuate from period to period depending on the effectiveness of our strategies. The amount of taxes we pay may also result from many factors beyond our control, such as changes in tax law. Finally, income taxes paid fluctuate significantly from quarter to quarter based on statutory methods of computing inter-period payment requirements and the date such taxes are due.
The Company may make adjustments to GAAP net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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